Exhibit 16.1
March 31, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by The Goodyear Dunlop Tires North America, Ltd. Employee Savings Plan for Salaried Employees (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of The Goodyear Dunlop Tires North America, Ltd. Employee Savings Plan for Salaried Employees dated March 31, 2006. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers LLP